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Citi Trends, Inc.
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Citi Trends Issues Open Letter to Shareholders

Company Notes Progress on Strategic Plan and Driving Shareholder Value; Highlights Commitment to Executing Mission

Macellum is Not Aligned with Other Shareholders and is Attempting to Gain Control of the Board without Paying a Premium

Macellum Has Rejected Every Attempt the Board Has Made to Reach a Constructive Outcome and Avoid a Prolonged Proxy Contest

Mr. Duskin Does Not Bring Retail Operating Experience to Citi Trends and His Track Record Contradicts His Claim that He Can Drive Meaningful, Positive Change

SAVANNAH, Ga.— March 28, 2019 — Citi Trends, Inc. (NASDAQ: CTRN) today issued an open letter to its shareholders regarding Macellum SPV III, LP’s (“Macellum”) notice of its nomination of four individuals to stand for election to the Citi Trends Board of Directors at the Company’s 2019 Annual Meeting of Shareholders (“2019 Annual Meeting”).(1)

The Board’s recommendation regarding director nominees will be made in the Company’s definitive proxy materials, which will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2019 Annual Meeting. The date of the Company’s 2019 Annual Meeting has not yet been announced. Shareholders are not required to take any action at this time.

Dear Shareholders:

Following Macellum’s recent nomination of Board candidates, we are taking this opportunity to present the facts regarding Citi Trends’ plan to drive value, describe the Board’s attempts to reach a constructive resolution and avoid a prolonged proxy contest with Macellum, and correct the misinformation Macellum has put into the market.

CITI TRENDS IS MAKING PROGRESS ON ITS STRATEGIC PLAN, AND WE ARE DELIVERING RESULTS

Citi Trends is executing on a strategic plan focused on growing our business by being the leader in providing value-priced urban fashions to our customers.

During fiscal 2018, we made significant progress on a number of strategic initiatives, including completing the roll-out of our store-level merchandise planning system, successfully opening 19 new stores, relocating or expanding eight stores and closing six stores. Over the last 10 years, we have completed 100 opportunistic store relocations and expansions, and we will continue to evaluate and optimize our store footprint.

We have many other exciting projects and initiatives underway that are expected to unlock value in 2019 and beyond. This includes our efforts to better allocate merchandise on a store-by-store basis, our initiatives to reduce freight costs and other expenses, our enhanced warehouse packing system that will drive efficiencies, and the implementation of a markdown optimization system.

(1)  Macellum has nominated more individuals than are up for election at the 2019 Annual Meeting and has indicated that it will withdraw one nominee in the event there are not additional vacancies beyond the three Class II directors whose terms serving on the Board expire at the 2019 Annual Meeting.

Importantly, we are delivering results. In 2018, the Company reported comparable store sales increases in every quarter and delivered a full year comparable store sales increase of 1.6%. This increase was on top of a 4.5% increase the previous year. Additionally, the Company tightly managed its expenses, leading to an increase in adjusted earnings per diluted share of 59% in 2018 following a 13.2% increase in 2017.

We also continued to execute our capital return program in 2018 by returning $45 million to our shareholders in the form of share repurchases and dividends. Since the initiation of the program in 2015, we have returned $94 million to our shareholders.

We remain focused on achieving our goal of reaching $4.00 of earnings per share within the next five years through a combination of merchandising, planning and allocation enhancements, cost-reduction initiatives and the return of excess capital to our shareholders.

WE ARE EXECUTING ON OUR MISSION

At Citi Trends, we are focused on our mission of delivering value-priced urban fashion apparel and accessories for the entire family. We provide our customers with a specialty store feel, while maintaining merchandise offerings that appeal to the fashion preferences of value-conscious consumers at prices that are 20% to 70% below regular retail prices available in department stores and specialty stores.

Our stores are typically located in neighborhood shopping centers that are convenient to low and moderate income customers. As of March 15, 2019, we operated 562 stores in both urban and rural markets in 32 states.

We are also proud of the jobs we provide to our diverse group of valued associates who are often from the same communities we serve. We are committed to treating all of our associates with dignity and respect, providing them with valuable training and promoting from within the Company so they have opportunities to develop their careers.

MACELLUM HAS A RELATIVELY SMALL OWNERSHIP STAKE, IS NOT ALIGNED WITH OTHER SHAREHOLDERS AND IS ATTEMPTING TO GAIN BOARD CONTROL WITHOUT PAYING A PREMIUM

Despite the Company’s positive momentum, Macellum has provided its notice of intent to nominate at least three individuals to stand for election at the Company’s 2019 Annual Meeting. This effort is being led by Macellum’s founder, Jonathan Duskin, who ran a proxy fight two years ago leading to him joining the Company’s Board.

We believe Macellum’s actions are a clear attempt to take control of Citi Trends’ Board, despite only holding approximately 3.8% of the outstanding shares of the Company. Consistent with his tactics in his previous proxy fight against Citi Trends in 2017, Mr. Duskin has nominated more individuals than are currently up for election. We believe he has taken this path in an attempt to ensure he has maximum potential to gain control of the Board.

It is worth noting that Macellum has sold approximately 38,000 shares since May 2018, while no other Citi Trends director has sold any shares during that same period. We believe Macellum selling your Company’s shares underscores the fact that Mr. Duskin’s interests are not aligned with those of other shareholders and our efforts to drive long-term sustainable growth at Citi Trends.

MACELLUM HAS REJECTED EVERY OVERTURE FOR A CONSTRUCTIVE OUTCOME

In order to preclude Mr. Duskin from waging yet another costly and distracting proxy contest, the Citi Trends Board has held numerous discussions over the last few weeks with Mr. Duskin regarding board composition and the Board’s commitment to regular refreshment.

The Board has attempted to reach a resolution that benefits all shareholders, but Mr. Duskin has refused our offers. In fact, the Board had agreed to consider nominating one of Macellum’s nominees, Peter R. Sachse, who most recently served as Chief Growth Officer of Macy’s, Inc., to the Board. However, Macellum declined our offer. A key negotiating point of Mr. Duskin has been to be compensated for the fees his firm incurred as a result of his proxy contest of two years ago. Additionally, he has insisted that two current Citi Trends directors resign in time periods of his choosing as part of any resolution, instead of a smooth and thoughtful transition process. Again, we believe this demonstrates that he is focused on gaining control of the Board in the near-term and prioritizing Macellum’s financial interests over generating value for Citi Trends shareholders.

As part of the Board’s annual review process, Mr. Duskin indicated that he believes the Board is meeting or exceeding expectations. It makes it difficult to trust Mr. Duskin when he says one thing but does another. We believe his nomination of his own candidates illustrates that his goal is to gain control of the Board, rather than enhance the quality of the Citi Trends Board to benefit all shareholders.

MR. DUSKIN DOES NOT BRING ANY RETAIL OPERATING EXPERIENCE TO CITI TRENDS AND HAS VOTED FOR ALL INITIATIVES BROUGHT BEFORE THE BOARD

Macellum claims that it is “deeply concerned by the Board’s lack of urgency in addressing many of the issues facing the Company … notwithstanding Mr. Duskin’s considerable efforts to drive change for the past two years.”(2) In reality, Mr. Duskin does not bring any retail operating experience to Citi Trends. Instead, Mr. Duskin has been focused on financial tactics to drive value for his firm, such as simply spending more money on share buybacks without regard to the Company’s capital allocation priorities.

Further, since joining the Citi Trends Board, Mr. Duskin has also voted for every initiative brought before the Board. Mr. Duskin has served as a member of every standing committee of the Board, and currently serves as a member of the Audit Committee and Compensation Committee, which has provided him the opportunity to participate in all board decisions.

During his tenure, the Board has found Mr. Duskin’s short-term focus to have inhibited and slowed the Board’s ability to have productive discussions regarding initiatives to drive long-term value for the Company and our shareholders.

MR. DUSKIN’S TRACK RECORD CONTRADICTS HIS CLAIM THAT HE CAN DRIVE MEANINGFUL, POSITIVE CHANGE

Mr. Duskin has a track record of being involved in companies that have declared bankruptcy, liquidated or experienced significant declines in share price.

(2)  Macellum March 18, 2019 Open Letter to Stockholders.

Mr. Duskin’s board experience includes serving on the boards of Wet Seal, Inc., Whitehall Jewelers, Inc., Furniture.com Inc. and Plvtz (the holding company of Levitz Furniture). Both Wet Seal and Whitehall filed for bankruptcy, and KB Toys and Plvtz were liquidated while Mr. Duskin’s fund was an owner and while he served as a director. Mr. Duskin was ousted as a board member by shareholders at Wet Seal in 2012 with 63% of the outstanding shares voting against him.

Mr. Duskin’s poor track record is also evident at Christopher & Banks Corporation, where he was elected as a Board member in 2016 following a proxy contest. The Company continues to report disappointing results, including reporting decreasing comparable sales and declining earnings in each of the two full fiscal years since his appointment to the Board(3). Further, Christopher & Banks’ stock price has declined drastically by 83% and more than $50 million in market cap has been eroded since Mr. Duskin joined the Board(4). In addition, Christopher & Banks stock has been trading below $1.00 since August 6, 2018.

CITI TRENDS HAS A BOARD WITH OPERATIONAL AND STRATEGIC EXPERTISE THAT IS DRIVING VALUE FOR SHAREHOLDERS; WE BELIEVE GIVING CONTROL OF OUR BOARD TO MACELLUM WILL HINDER OUR MOMENTUM

The Citi Trends Board, excluding Mr. Duskin, comprises six highly qualified directors, five of whom are independent, and all of whom are actively engaged in the execution of the Company’s plan. Four new directors, two of whom are women, were added to the Board in the past four years and the Board has reduced the average tenure of its independent board members to approximately six and a half years. These directors, other than Mr. Duskin, have a wide range of relevant and critical experiences, including in the areas of finance, merchandising, retail operations, distribution, marketing and advertising.

The Board and management team are executing our value-creation plan and making necessary adjustments to our merchandise and operations to deliver stronger results and enhanced value for our shareholders in the short- and long-term. The Citi Trends Board believes letting a 3.8% shareholder, who we believe solely has short-term interests, control 57% of the Board would be destructive to the Company’s future.

We appreciate the interest and support of all Citi Trends shareholders. We remain open to constructive suggestions and look forward to continuing to engage with shareholders as we work to drive sustainable, long-term value.

Sincerely,

The Citi Trends Board of Directors

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 562 stores located in 32 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

(3)  Comparable sales decreased 2.5% in fiscal year 2017 and decreased 2.6% in fiscal year 2018; Net loss totaled $22.0 million, or ($0.59) per share, for fiscal 2017 and $32.8 million, or ($0.88) per share, for fiscal 2018. (Christopher & Banks Earnings Press Releases)

(4)  As of June 30, 2016, the date Mr. Duskin joined the Christopher & Banks Board, to March 27, 2019

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends filings with the U.S. Securities and Exchange Commission (the “SEC”), including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends shareholders in connection with the matters to be considered at Citi Trends’ 2019 Annual Meeting. Citi Trends intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from Citi Trends shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Citi Trends’ 2019 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Citi Trends’ directors and executive officers in Citi Trends securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Citi Trends’ Annual Report on Form 10-K for the year ended February 3, 2018, filed with the SEC on April 18, 2018 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended February 2, 2019 filed on June 11, 2018, September 6, 2018 and December 10, 2018, respectively. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.

Contact:

Bruce Smith

President and Chief Executive Officer

(912) 443-2075

Media Contact:

Andy Brimmer / Greg Klassen / Jill Kary

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investor Contact:

Bruce Goldfarb / Chuck Garske / Teresa Huang

Okapi Partners LLC

(212) 297-0720